Exhibit 12.1


ViroPharma Incorporated
Schedule of Ratio of Earnings to Fixed Charges

                                     ---------------------------------------------------------------------------
                          Qtr. Ended                                   Fiscal Year
                           March 31,
                                     ---------------------------------------------------------------------------
                             2000            1999           1998           1997           1996          1995
Net Loss                   (6,769,928)    (29,500,038)   (26,402,116)   (11,449,883)    (6,395,004)   (3,854,862)

Add
    Fixed charges           1,212,181       5,339,489        250,842        115,883      1,663,014        58,952
                       -----------------------------------------------------------------------------------------
Earnings as Adjusted       (5,557,747)    (24,160,549)   (26,151,274)   (11,334,000)    (4,731,990)   (3,795,910)
                       =========================================================================================

Fixed Charges:
    Interest (Gross)          935,711         153,956        151,712         64,492         21,977         4,500
    Portion of rent            70,579         280,830        250,800        130,020        110,550        89,430
      representative
      of the interest
      factor
  Amortization of              66,735
    debt issuance
    costs
Fixed charges               1,073,025         434,786        402,512        194,512        132,527        93,930
                       -----------------------------------------------------------------------------------------
Deficiency of
   earnings to
   cover fixed
   charges                  6,951,766      34,574,571     26,402,118     11,449,883      7,992,345     3,873,966
                       =========================================================================================